Exhibit 99.01

Tonix Appoints Gregory M. Sullivan, M.D. as Chief Medical Officer

NEW YORK, NY – June 3, 2014 – Tonix Pharmaceuticals Holding Corp. (NASDAQ: TNXP), a clinical-stage pharmaceutical company, has appointed Gregory M. Sullivan, M.D. Chief Medical Officer, a newly created position. He will oversee medical aspects of the company’s clinical research and development program, which is focused on common disorders of the central nervous system (CNS). Dr. Sullivan brings to Tonix more than two decades of experience in the diagnosis, treatment and neurobiology of anxiety and mood disorders. Dr. Sullivan has served on the company’s Scientific Advisory Board since 2010 and additionally has been a consultant to the company since 2013.

“We are very pleased to welcome Greg to the Tonix management team as we anticipate the completion of BESTFIT - a potential pivotal trial evaluating TNX-102 SL as a treatment for fibromyalgia - later this year as well as the upcoming initiation of a Phase 2 trial evaluating TNX-102 SL for the treatment of military-related post-traumatic stress disorder (PTSD),” said Seth Lederman, M.D., Chairman and Chief Executive Officer of Tonix. “Greg’s unique combination of medical and scientific expertise is tremendously valuable to the advancement of our pipeline of CNS candidates.”

Dr. Sullivan’s career includes experience as an Assistant Professor of Psychiatry in the Department of Psychiatry at Columbia University Medical Center, a Research Scientist at the New York State Psychiatric Institute (NYSPI), and as a practicing psychiatrist. His areas of expertise include the diagnosis, treatment and neurobiology of anxiety and mood disorders, including PTSD. As Principal Investigator and Co-Investigator on several human studies of PTSD, Dr. Sullivan has administered the recruitment, biological assessments, treatment, and safety of participants with PTSD in clinical trials of the disorder. He has served as a member of the Institutional Review Board of the NYSPI since 2009. He has published more than 50 articles and chapters on research topics ranging from stress and anxiety disorders to abnormal serotonergic receptor expression in bipolar depression, PTSD and panic disorder. He is a recipient of grants from the National Institute of Mental Health, the Anxiety Disorders Association of America, and the American Foundation for Suicide Prevention. Dr. Sullivan received his medical doctorate from the College of Physicians & Surgeons at Columbia University and completed his residency training in psychiatry at Columbia University Medical Center. He completed a two-year National Institutes of Health-sponsored research fellowship in anxiety and affective disorders before joining the faculty at Columbia.

"I'm honored and excited to join Tonix’s executive team. This is a pivotal moment in the company’s evolution as it approaches significant drug development milestones in fibromyalgia, PTSD and tension-type headache,” said Dr. Sullivan. “It is my hope that my medical expertise and scientific background will contribute to the successful development of this promising pipeline of novel therapeutic candidates to bring much needed treatment options to patients suffering with these challenging conditions.”

About Tonix Pharmaceuticals Holding Corp.

Tonix develops innovative prescription medicines for common disorders of the central nervous system. Fibromyalgia, PTSD, and episodic tension-type headache are characterized by inadequate treatment options, dissatisfaction expressed among patients and physicians, and significant expense burden. Tonix is currently conducting the first anticipated pivotal trial of TNX-102 SL in fibromyalgia, the BESTFIT trial (BEdtime Sublingual TNX-102 SL as Fibromyalgia Intervention Therapy). Tonix expects to begin a Phase 2 trial of TNX-102 SL in PTSD in the third quarter of 2014. With TNX-102 SL, Tonix approaches the treatment of people suffering from fibromyalgia and PTSD by targeting their inability to obtain restorative sleep. Tonix’s second clinical stage investigational new drug, TNX-201 is in development for episodic tension-type headache, and Tonix expects to begin clinical studies of TNX-201 in the fourth quarter of 2014. To learn more, please visit www.tonixpharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimate" and "intend," among others. These forward-looking statements are based on Tonix’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K filed with the SEC on March 28, 2014 and future periodic reports filed with the Securities and Exchange Commission. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

Contact:

Tonix Pharmaceuticals Holding Corp.

Leland Gershell

Chief Financial Officer

(212) 980-9155 x104

leland.gershell@tonixpharma.com

Public Relations:

Dian Griesel Int’l.

Susan Forman

(212) 825-3210

sforman@dgicomm.com